AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                   RRC OPERATING PARTNERSHIP OF GEORGIA, L.P.


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2

                                TABLE OF CONTENTS

ARTICLE 1
         Formation and Name, Representations and
         Warranties of Limited Partners....................................... 1

ARTICLE 2
         Addresses of Parties................................................  2

ARTICLE 3
         Definitions and Glossary of Terms.....................................2

ARTICLE 4
         Business of Partnership...............................................8

ARTICLE 5
         Capital Contributions; Issuance of Units..............................8

ARTICLE 6
         Distributions.........................................................9

ARTICLE 7
         Allocation of Net Profits and Net Losses............................. 9

ARTICLE 8
         Rights and Duties of the General Partner............................ 13

ARTICLE 9
         Rights of the Limited Partners...................................... 19

ARTICLE 10
         Transfer of Limited Partner Interests............................... 19

ARTICLE 11
         Records and Reports..................................................21

ARTICLE 12
         Amendments.......................................................... 22

ARTICLE 13
         Termination and Dissolution....................................... . 23

ARTICLE 14
         Appointment of Attorney-in-Fact..................................... 24

ARTICLE 15
         Miscellaneous....................................................... 25


Schedule 0 - Partners of RRC Operating Partnership of Georgia, L.P.

Schedule A-1 - Legal Description for Parkway Station Shopping Center

Schedule A-2 - Earn Out Amount

Exhibit 8.4 - Form of Guaranty


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                        AGREEMENT OF LIMITED PARTNERSHIP


         THIS AGREEMENT OF LIMITED PARTNERSHIP is dated as of February ____, 1996, by and among RRC GA ONE, INC., a Georgia corporation, as general partner (the "General Partner"), and PARKWAY STATION, LTD., a Georgia limited partnership (the "Initial Limited Partner"), and those additional persons who from time to time agree to be bound by this Agreement as limited partners.


                                    ARTICLE 1

                     Formation and Name, Representations and
                         Warranties of Limited Partners

         1.1 Formation. The undersigned parties do hereby enter into this Agreement pursuant to the Act.

         1.2 Name. The name of the Partnership shall be "RRC Operating Partnership of Georgia, L.P."

         1.3 Representations and Warranties of Limited Partners. As inducement for their admission to the Partnership, each Limited Partner hereby represents and warrants that such Limited Partner (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Partnership, and (b) has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the General Partner and its representatives concerning the terms and conditions of the acquisition by it of Units in the Partnership, and to obtain any additional information which it deems necessary to verify the accuracy of the information with respect thereto. Such Limited Partner has received and carefully reviewed copies of the reports filed by Regency for its two most recent fiscal years and the interim period to date under the Securities Exchange Act of 1934 and such additional information concerning the General Partner, Regency and the transactions contemplated by this Agreement, to the extent that the General Partner and Regency could acquire such information without unreasonable effort or expense, as such Limited Partner deems necessary for purposes of making an investment in the Partnership. The Units in the Partnership acquired by such Limited Partner are being acquired by such Limited Partner for its own account for investment and not with a view to the public distribution thereof. Such Limited Partner agrees as a condition to the issuance of such Units in its name that any transfer, sale, assignment, hypothecation, offer or other disposition of such Units other than pursuant to a buy-sell agreement between the Limited Partner and the Partnership may not be effected except pursuant to an effective registration statement under the Securities Act of 1933 and the rules and regulations promulgated thereunder, or an exemption therefrom, and in compliance with all other applicable securities and blue sky laws.

                                    ARTICLE 2

                              Addresses of Parties

         2.1 Partnership. The principal place of business of the Partnership shall be at Lenox Tower, Suite 1629, 3400 Peachtree Road, N.E., Atlanta, Georgia 30326, or at such other place as the General Partner may from time to time designate in writing to the Limited Partners. The Partnership may also maintain such other offices at such other places as the General Partner may deem advisable. The Partnership's registered agent and registered office shall be as set forth in the Certificate of Limited Partnership filed with the Georgia Department of State, as it may be amended from time to time by the General Partner.

         2.2 Partners. The business addresses of the General Partner and the Limited Partner shall be those stated after their names in Schedule 0 attached hereto, as from time to time amended, or as otherwise set forth in the books and records of the Partnership. A Limited Partner may change its address by written notice to the General Partner, and the General Partner may change its address by written notice to the Limited Partners, which notices shall become effective upon receipt.

                                    ARTICLE 3

                        Definitions and Glossary of Terms

         3.1 The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the meanings specified in this Article 0.

         3.2 Act: The Georgia Revised Uniform Limited Partnership Act, as amended from time to time, and any successor legislation thereto.

         3.3 Adjusted Capital Account: With respect to any Partner, such Partner's Capital Account, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (b)  Debit to such  Capital  Account  the items  described  in
Sections       1.704-1(b)(2)(ii)(d)(4),        1.704-1(b)(2)(ii)(d)(5)       and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         3.4 Adjustment Ratio: In the event of (a) any dividend or other distribution with respect to the Common Stock payable in shares of Common Stock,
(b) subdivision of the Common Stock into a larger number of shares, or (c) combination of outstanding shares of Common Stock into a smaller number of shares, a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or other combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.

         3.5  Affiliate:   Any  person   directly  or  indirectly   controlling,
controlled by or under common control with another person.

         3.6 Agreement: This agreement, as amended, modified, or supplemented from time to time.

         3.7 Capital Account: A capital account maintained for each Partner which in general shall be equal to its initial capital contribution (a) increased by (i) any additional capital contributions made by it, and (ii) its share of Net Profits, and (b) decreased by (i) distributions to it of Cash Flow and (ii) its share of Net Losses. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulation throughout the term of this Agreement. If the General Partner shall determine that it is necessary to modify the manner in which the Capital Accounts, or any debits, or credits thereto, are computed or maintained in order to comply with such Regulation, the General Partner is authorized to make such modification.

         3.8 Cash Flow: Partnership cash receipts from operations (including operating cash flow and Sale or Refinancing Proceeds but excluding tenant deposits that have not been forfeited to the Partnership) minus all cash expenditures (including payments of principal and interest on Partnership indebtedness including indebtedness to any Partner, capital expenditures, Guaranteed Payments and any reserves deemed reasonably necessary by the General Partner).

         3.9      Code:  The Internal Revenue Code of 1986, as amended.

         3.10 Common Stock: The voting Common Stock, $.0.01 par value, of Regency ------------

         3.11 Depreciation means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

         3.12 General Partner: RRC GA One, Inc. and any person or entity subsequently becoming a General Partner pursuant to the terms of this Agreement.

         3.13 Gross Asset Value: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the fair market value (exclusive of liabilities) of such asset, as determined by the General Partner;

                  (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values (exclusive of liabilities), as determined by the General Partner, as of the following times:
(i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution;
(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and
(iii) the  liquidation  of the  Partnership  within the  meaning of  Regulations
Section 1.704-1(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                  (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the fair market value (exclusive of liabilities) of such asset on the date of distribution as determined by the General Partner; and

                  (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing profits and losses.

         3.14 Guaranteed Payment: An amount, determined for each Limited Partner with respect to a Partnership Record Date, equal to the product of (i) the number of Units held as of the Partnership Record Date by the Limited Partner to whom a Guaranteed Payment is being made under Section 0 and (ii) the portion of any cash dividend declared by Regency on a share of Common Stock with respect to holders of record on the same date which is characterized for federal income tax purposes as taxable income and not a return of capital. In the event that the Adjustment Ratio applies, the number of Units in the foregoing formula shall be multiplied by the Adjustment Ratio.

         3.15 Initial Limited Partner: Parkway Station, Ltd., a Georgia limited partnership.

         3.16 Limited Partners: All persons other than the General Partner who have acquired Units from the Partnership and have agreed to be bound by this Agreement, including the Initial Limited Partner, as well as any parties admitted as Substituted Limited Partners pursuant to Section 0.

         3.17 Majority in Interest: A majority in interest of the Limited Partners, measured by the relative number of Units held by each.

         3.18 Net Profits and Net Losses: The profits and losses of the Limited Partnership for Federal income tax purposes for each fiscal year (including, without limitation, each item of Partnership income, gain, loss, deduction or credit) determined in accordance with the accounting method followed by the Partnership for such purposes, with the following adjustments:

                  (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing profits or losses shall be added to such taxable income or loss;

                  (b) Any  expenditures  of the  Partnership  described  in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraphs (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing profits or losses;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

                  (f) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing profits or losses; and

                  (g) Notwithstanding any other provisions any items which are specially allocated pursuant to Sections 0 and 0 hereof shall not be taken into account in computing profits or losses.

         3.19 Nonrecourse Deductions has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

         3.20 Partner Nonrecourse Debt has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

         3.21 Partner Nonrecourse Debt Minimum Gain: An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

         3.22 Partner Nonrecourse Deductions has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

         3.23 Partners: The General Partner and all Limited Partners, where no distinction is required by the context in which the term is used in this Agreement.

         3.24 Partnership: RRC Operating Partnership of Georgia, L.P., a Georgia limited partnership.

         3.25 Partnership Minimum Gain has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

         3.26 Partnership Record Date: The record date established by the General Partner for the distribution of Guaranteed Payments pursuant to Section 0 hereof, which record date shall be the same as the record date established by Regency for the distribution of cash dividends on the Common Stock.

         3.27 Percentage Interest: The percentage interest of a Partner, computed based on the number of Units held by such Partner as a percentage of the total number of Units outstanding at the time.

         3.28 Property: The real property known as Parkway Station Shopping Center in Warner Robins, Georgia, more particularly described on Schedule A-1.

         3.29 Preferred Return: An amount, determined for each Limited Partner with respect to a Partnership Record Date, equal to the product of (i) the number of Units held as of the Partnership Record Date by the Limited Partner and (ii) the portion of any cash dividend declared by Regency on a share of Common Stock with respect to holders of record on the same date which is characterized for federal income tax purposes as a return of capital and not taxable income. In the event that the Adjustment Ratio applies, the number of Units in the foregoing formula shall be multiplied by the Adjustment Ratio.

         3.30 Regency: Regency Realty Corporation, a Florida corporation, together with any successor.

         3.31 Regulations: The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         3.32 Sale or Refinancing Proceeds: The net cash remaining from the sale, disposition, or refinancing of Partnership property after (a) the retirement of any applicable mortgage debt, and (b) the payment of (i) all real estate brokerage fees, (ii) all other costs, fees, commissions and expenses of the transaction, (iii) with respect to financing proceeds, all amounts deemed necessary by the General Partner for the maintenance, repair or renovation of Partnership properties, (iv) the amount of any reserves deemed necessary by the General Partner, and (v) any advances or loans made by any Partner to the Partnership.

         3.33 Substituted Limited Partner: Any Limited Partner admitted by the General Partner pursuant to Section 0.

         3.34 Unit: An interest in the Partnership entitling the holder thereof to participate in distributions and in allocations of Net Profits and Net Losses.

         3.35 Voluntary Withdrawal: Retirement from the Partnership upon the giving of written notice to the other Partners but excluding any withdrawal by the General Partner in compliance with Section 0.

         3.36 Withdrawal: The occurrence of any of the following events as to the General Partner:

                  (a)      Voluntary Withdrawal from the Partnership;

                  (b) The involuntary transfer by the General Partner of all its interest as General Partner in the Partnership;

                  (c) If the General Partner (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated a bankrupt or insolvent or has entered against him an order for any relief in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation or fails to contest the material allegations of a petition filed against him in a proceeding of such nature; or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or all or any substantial part of its properties;

                  (d) If any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation has not been dismissed within 120 days after the commencement thereof; or

                  (e) If a trustee, receiver, or liquidator is appointed for the General Partner or all or any substantial part of its properties without the General Partner's consent or acquiescence, and the appointment has not been vacated or stayed within 90 days after the appointment or if stayed, the appointment has not been vacated within 90 days after the expiration of any such stay.

                                    ARTICLE 4

                             Business of Partnership

         4.1 This Partnership is organized for the purpose of engaging in the following activities:

                  (a) to acquire, own, develop, construct, improve, maintain, operate, lease, sell, transfer, mortgage, encumber, exchange and otherwise dispose of or deal with the Property, together with all personal property and other rights appurtenant thereto, including proceeds from claims on insurance policies associated with any such property; and

                  (b) to engage in any activity and exercise any powers permitted to partnerships under the laws of the State of Georgia that are related or incidental to the foregoing and necessary, advisable or appropriate to accomplish the foregoing.

                                    ARTICLE 5

                    Capital Contributions; Issuance of Units

         5.1 Capital Contributions by Limited Partners. Simultaneously with the execution of this Agreement, the Initial Limited Partner has contributed the Property to the Partnership, which the Partners agree has the value set forth on
Schedule 0, in exchange for the number of Units set forth on Schedule 0. The Initial Limited Partner shall not be required to make any additional capital contributions to the Partnership. However, additional Units shall be issued to the Initial Limited Partner under the circumstances described in Schedule A-2.

         5.2 Capital Contributions by General Partner. Simultaneously with the execution of this Agreement, the General Partner has contributed cash to the Partnership in the amount set forth on Schedule 0, in exchange for the number of Units set forth on Schedule 0. The General Partner shall not be required to make any additional capital contributions to the Partnership.

         5.3 No Admission of Additional Limited Partners. Without the approval of the Limited Partners, the General Partner shall not issue additional Units to additional persons and admit them as Limited Partners.

         5.4 Withdrawal of Capital. Prior to the dissolution and liquidation of the Partnership, no Partner shall be entitled, without the consent of the General Partner, to withdraw any part of such Partner's Capital Account, except for distributions made in accordance with Articles 0 or 0. All distributions made to a Partner pursuant to Articles 0 or 0 shall be treated as a return of capital until the aggregate amount so distributed to the Partner is at least equal to its capital contributions to the Partnership.

         5.5 Interest Earned on Partnership Capital. Interest earned on Partnership funds shall inure to the benefit of the Partnership, and no Partner shall be entitled to receive interest, as such, on capital contributions made by it.

                                    ARTICLE 6

                                  Distributions

         6.1      Distribution of Cash Flow to Limited Partners.

                  (a) The Partnership shall distribute Cash Flow no later than 20 days after each Partnership Record Date, one hundred percent (100%) to the Limited Partners until each Limited Partner has received distributions of Cash Flow hereunder equal to its Preferred Return. Distributions under this Section 0 shall be allocated among the Limited Partners pro rata in accordance with the number of Units owned by each.

                  (b) Any remaining Cash Flow shall be distributed at such times as the General Partner may determine, in its discretion, to the Partners pro rata in accordance with their respective Percentage Interests.

         6.2 Guaranteed Payment. The Partnership shall pay no later than 20 days after each Partnership Record Date to each Limited Partner who is a Partner on the most recent Partnership Record Date an amount of cash equal to the Guaranteed Payment for such Partner. Amounts paid pursuant to this Section 0 are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

         6.3 Special Distributions to General Partner. In the event that funds are available for distribution pursuant to Section 0 but distribution thereunder would cause a Unit to have a fair market value greater than a share of Common Stock (as determined by the General Partner in its sole discretion), when measured by the amount of Cash Flow and Guaranteed Payments paid with respect to a Unit vis-a-vis the amount cash dividends paid on a share of Common Stock during the same 12-month period, the General Partner may distribute an amount of Cash Flow to the General Partner for distribution to Regency, for distribution in turn on the Common Stock, so as to equalize the fair market value of each.

                                    ARTICLE 7

                    Allocation of Net Profits and Net Losses

         7.1 Allocation Between Limited Partners and General Partner. Except as otherwise required by the Code or Regulations, Net Profits and Net Losses shall be allocated with respect to each fiscal year, as follows:

                  (a)      Net Profits shall be allocated as follows:

                  (i) First, one hundred percent (100%) to the General Partner in an amount equal to the excess, if any, of (a) the cumulative Net Losses allocated to the General Partner pursuant to Section 0 for the current and all prior fiscal years, over (b) the cumulative Net Profits allocated pursuant to this Section 0 for the current and all prior fiscal years;

                 (ii) Next, one hundred percent (100%) to the Partners in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated to the Partners pursuant to Section 0 for the current and all prior fiscal years, over (ii) the cumulative Net Profits allocated pursuant to this
Section 0 for the current and all prior fiscal years, to be allocated among the Partners in the same proportion as such Net Losses were allocated;

                           (iii)  Thereafter,  one hundred percent (100%) to the
Partners, pro rata in accordance
with their respective Percentage Interests.

                  (b) Net Losses shall be allocated to the Partners as follows:

                 (i) First, to those Partners with positive Adjusted Capital Account balances in proportion to their respective positive Adjusted Capital Account balances until such time as the positive Adjusted Capital Account balance of each Limited Partner is zero;

                (ii)  Thereafter,  one hundred  percent (100%) to the
                    General Partner.

         7.2      Special Allocations.  The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback.  Except as otherwise  provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 0, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section
1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 0 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 0, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with
Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 0 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in
Sections        1.704(b)(2)(ii)(d)(4),         1.704-1(b)(2)(ii)(d)(5)        or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 0 shall be made only if and to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this Article 0 have been tentatively made as if this
Section 0 were not in the Agreement.

                  (d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 0 shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 0 have been made as if Section 0 hereof and this
Section 0 were not in the Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partners in accordance with their respective Percentage Interests.

                  (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                  (g) Special Allocation for Guaranteed Payment Loans. Notwithstanding any other provision hereof, in the event that the General Partner or any Affiliate loans amounts to the Partnership and the proceeds of such loan are used to make Guaranteed Payments to the Limited Partners, any deductions and/or losses attributable to or arising from the making of such Guaranteed Payments shall be specially allocated to the General Partner, to the extent not so allocated to the General Partner under Section 0 hereof.

                  (h) Special Allocation for Certain Distributions. Notwithstanding any other provision hereof except Section 0, in the event that distributions are made to the General Partner pursuant to Section 0 hereof, an amount of gross income and/or gains equal to the amount so distributed shall be specially allocated to the General Partner.

         7.3 Curative Allocations. The allocations set forth in Sections 0 through 0 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 0. Therefore, notwithstanding any other provision of this Section 0 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each General Partner's and Limited Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such General Partner or Limited Partner would have if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 0, the General Partner shall take into account future Regulatory Allocations under Sections 0 and 0 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 0 and 0.

         7.4      Other Allocation Rules.

                  (a) For purposes of determining Net Profits, Net Losses, or other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

                  (b) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the General Partner's and Limited Partners' interests in Partnership profits shall be equal to each such Partner's respective Percentage Interest.

                  (c) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. For purposes of maintaining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv), the Initial Gross Asset Value of the land constituting part of the Property is $1,865,000 and the remaining fair market value of the Property as shown on Schedule A shall be allocated to the improvements in proportion to their adjusted tax basis.

         In the event the Gross Asset Value of any Partnership asset is adjusted, subsequent allocations of income, gain, loss, and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Any elections or other decisions relating to such allocations shall be made by the General Partner; provided, however, that the "traditional method" of making Section 704(c) allocations described in Section 1.704-3(b) of the Regulations shall be used. Notwithstanding anything contained herein to the contrary, at the time of the sale of the Property, tax gain, if any, shall be allocated to the Initial Limited Partner to offset the effect, if any, of the "ceiling rule" limitation described in Section 704(c) of the Regulations (including the cumulative allocation to the General Partner of book depreciation which exceeds the cumulative allocation of tax depreciation) attributable to the book-tax disparity existing on the date of the contribution of the Property by the Initial Limited Partner to the Partnership. Allocations pursuant to this
Section 0 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

         7.5 Allocation of Items. Whenever a proportionate part of the Partnership's Net Profits or Net Losses is credited or charged to a Partner's Capital Account, every item of income, gain, loss or deduction entering into the computation of such Net Profit or Net Loss shall be considered either credited or charged, as the case may be, and every item of credit or tax preference related to such Net Profit or Net Loss and applicable to the period during which such Net Profit or Net Loss was realized shall be allocated to such account in the same proportion.

                                    ARTICLE 8

                    Rights and Duties of the General Partner

         8.1 Powers of the General Partner. The General Partner shall have full, exclusive and complete authority and discretion to manage and control the business of the Partnership for the purposes herein stated and shall make all decisions affecting the business of the Partnership. Any person dealing with the Partnership may conclusively rely on a certificate signed by the General Partner as to its identity and its authority to act on behalf of the Partnership and without further inquiry may rely upon the authority of the General Partner to perform any act or execute and deliver any instrument for the Partnership. The General Partner shall have all the rights and powers which may be possessed by a General Partner pursuant to the Act, including without limitation all rights and powers necessary to carry out the purposes set forth in Article 0 of this Agreement. The powers of the General Partner include, but are not limited to, the power, to any of the following, and no approval of the Limited Partners shall be required therefor:

  (a) Expend the capital and revenues of the Partnership in furtherance of the Partnership's business;

  (b) Develop, construct, improve, maintain, operate and lease the Property;

                  (c) Enter into and execute (i) agreements and any and all documents and instruments employed in the real estate industry in connection with the acquisition, sale, lease, development, construction and operation of real properties; (ii) agreements, commitments and any and all documents and instruments employed in real estate financing, and (iii) all other instruments deemed by the General Partner to be necessary or appropriate to the proper operation of the Property or to perform effectively and properly the General Partner's duties or exercise its powers hereunder;

                  (d) Sell, lease, trade, exchange, or otherwise dispose of Partnership assets, including the sale or lease of the Partnership's assets substantially as a whole, upon such terms and conditions and for such consideration as the General Partner deems appropriate, and no approval of the Limited Partners shall be required therefor;

                  (e) Borrow money or otherwise obtain financing from banks, other lending institutions and other lenders for any Partnership purpose, and in connection therewith, issue notes, debentures and other debt securities and/or enter into loan agreements, indentures, leases or other financing agreements and hypothecate all or any part of the assets of the Partnership to secure repayment of the borrowed sums or other obligations; and no lender or other person to which application is made for financing shall be required to inquire as to the purposes for which such financing is sought; and, as between the Partnership and such lender or other person, it shall be conclusively presumed that the proceeds of such financing are to be and will be used for the purpose authorized under this Agreement;

                  (f) Grant security interests and mortgages in Partnership property and repay in whole or in part, refinance, recast, modify, consolidate, or extend any mortgages affecting any such property so long as doing so will not cause the Initial Limited Partner to realize a gain for federal income tax purposes as a result thereof;

                  (g) Invest Partnership reserves in bank demand deposit and savings accounts, savings and loan association deposits, commercial paper, certificates of deposit, bankers' acceptances, government securities, money market funds and other short-term interest-bearing obligations and similar instruments;

                  (h) Place record title to Partnership assets in the name or names of a nominee or nominees for the purpose of any financing or any other convenience or benefit to the Partnership;

                  (i) Enter into agreements and contracts with parties and give receipts, releases and discharges, with respect to all of the foregoing and any matters incident thereto as the General Partner may deem advisable or appropriate;

                  (j) Maintain, at the expense of the Partnership, adequate records of all operations and expenditures and furnish to the Limited Partners the reports specified in Article 0;

                  (k) Employ from time to time persons in connection with the management of the Property, including without limitation, property managers, accountants and attorneys, on such terms and for such compensation as the General Partner shall determine;

                  (l) Purchase liability and other insurance which the General Partner deems advisable, appropriate or convenient to protect the Partnership's property or business;

                  (m) Perform  any  and  all  other  acts or activities incident to the  operation  of the Partnership's business;

                  (n) Make such elections as the General Partner believes necessary or desirable under the tax laws of the United States, the State of Georgia and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters;

                  (o) Select or vary depreciation and accounting methods, and the fiscal year of the Partnership, and make other decisions with respect to the treatment of various transactions for accounting or tax purposes; and

                  (p) Bring, defend, settle or compromise actions or claims at law or in equity on behalf of and in the name of the Partnership and submit Partnership claims or liabilities to arbitration.

By way of extension of the foregoing and not in limitation thereof, the General Partner shall possess all of the powers and rights of a partner in a general partnership without limited partners under the partnership law of the State of Georgia.

         8.2 Limitation Upon Rights and Powers of the General Partner. In addition to other acts expressly prohibited by this Agreement or by law, and notwithstanding any other provision of this Agreement, the General Partner shall not have the authority, without the consent of a Majority in Interest of the Limited Partners, to:

                  (a) do any act which would make it impossible to carry on the ordinary business of the Partnership, except as expressly provided in this Agreement; or

                  (b) cause the Partnership to engage in any business other than that set forth in Article 0.

         8.3      Duties of the General Partner.

                  (a) The General Partner shall manage and control the affairs of the Partnership to the best of its ability and shall use its best efforts to carry out the business of the Partnership set forth in Article 0.

                  (b) The General Partner shall act at all times in a fiduciary manner to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping of all Partnership funds and assets and the use thereof for the exclusive benefit of the Partnership.

                  (c) The General Partner shall serve as the Partnership's tax matters partner with respect to its federal income tax matters.

                  (d) The General Partner agrees to cause a Section 754 election to be made at the request of the Limited Partner or a Substitute Limited Partner.

         8.4      Loans.

                  (a) The General Partner hereby agrees to loan sufficient funds to the Partnership from time to time (i) to enable it to make the distributions described in Sections 0 and 0 in the event that the Partnership does not have sufficient Cash Flow to make the distributions set forth therein, and (ii) regardless of whether the Partnership has sufficient cash, to fund capital expenditures in excess of $10,000 per year.

                  (b) Notwithstanding any other provision of this Agreement, the General Partner hereby agrees with the Initial Limited Partner that if the General Partner determines to reduce the principal amount of the indebtedness owed to Metropolitan Life Insurance Company or any subsequent indebtedness encumbering the Property, including the repayment thereof at its maturity, the General Partner shall loan the funds to the Partnership from time to time for the purpose of making such reduction or retirement rather than making a capital contribution, which loans shall be non-recourse to the Partnership provided that the Limited Partner guarantees such loans pursuant to a guaranty in substantially the form attached as Exhibit 8.4. Such loan and guaranty are limited to a maximum aggregate outstanding principal balance of $2.85 million at any one time. The non-recourse revolving note evidencing the General Partner's loans shall bear interest at the long-term applicable rate determined under
Section 1274(d) of the Code, payable annually, and shall be payable in full on the fifteenth anniversary date thereof.

 8.5      Withdrawal of General Partner, Transfer of General Partner's Interest.

                  (a) The General Partner shall not Voluntarily Withdraw from the Partnership except pursuant to an assignment of its partnership interest made in compliance with this Section 0 or Section 0.

                  (b) Except as provided in Section 0, unless it has first received the written consent or affirmative vote to do so from a Majority in Interest of the Limited Partners, the General Partner shall not admit an additional General Partner, and the General Partner shall not voluntarily transfer or assign all or any portion of its interest as General Partner, except in either case to an Affiliate of the General Partner.

                  (c) A transferee or assignee of all or any part of a withdrawing General Partner's interest shall become a General Partner to the extent of the interest assigned provided that any required consent of the Limited Partners for such transfer or assignment has been obtained pursuant to this Section 0. Upon any such transfer or assignment, the successor general partner(s) shall have the right to carry on the business of the Partnership, and the Partnership shall not be terminated or dissolved upon any such transfer or assignment.

         8.6 Right of First Refusal in Favor of Initial Limited Partner. In the event that the General Partner receives a bona fide offer from a third party to purchase the property contributed by the Initial Limited Partner to the Partnership and the General Partner wishes to accept such offer, the General Partner shall send a copy thereof to the Initial Limited Partner, offering the Initial Limited Partner or an Affiliate the right to acquire the entire interest of the General Partner in the Partnership for cash at a price equal to (i) the amount that the General Partner would receive if (x) the Partnership sold the property pursuant to such offer, (y) all outstanding indebtedness owed to the General Partner by the Partnership or the Initial Limited Partner were then paid in full, and (z) the net proceeds of the sale were distributed pursuant to
Article 0, less (ii) an amount equal to (x) the number of Units owned by the Initial Limited Partner times (y) the closing price of the Common Stock on the New York Stock Exchange (or the exchange or quotation system on which the Common Stock is then listed for trading) on the last business day preceding the closing of the sale of the General Partner's interest (the "First Refusal Price"). The General Partner's notice to the Initial Limited Partner shall include a full copy of any proposed contract it has received from the offeror together with the name, identity, contact person, telephone number and address of the offeror. If the Limited Partner advises the General Partner within 30 days of the date of the General Partner's notice that it elects to exercise its right of first refusal, the General Partner shall sell its interest in the Partnership to the Initial Limited Partner, free and clear of all liens and encumbrances, and the Limited Partner shall purchase such interest at the First Refusal Price at a closing to be held within 75 days after the date of the General Partner's notice. The General Partner agrees to undertake reasonable steps in cooperation with the Initial Limited Partner to facilitate the structuring by the Initial Limited Partner of a transaction with the offeror that will qualify as a tax-free exchange by the Partnership under Section 1031 of the Code.

         8.7      Other Business of Partners.

                  (a) The Partners, their Affiliates, and the shareholders, officers, directors, partners and employees of any Partner or Affiliate may have interests in businesses other than the Partnership business. Neither the Partnership nor any Partner shall have a right to the income or proceeds derived by any Partner or Affiliate from such other business interests, and even if they are competitive with the Partnership business, such business interests shall not be deemed wrongful or improper.

                  (b) Neither the General Partner nor any of its Affiliates shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and the General Partner shall have the right to take for its own account or to recommend to others any such particular investment opportunity.

         8.8 Transactions with Affiliates. The Partnership may contract with the General Partner or any Limited Partner or any Affiliate of any Partner to provide goods to or perform services for the Partnership, including the furnishing to the Partnership of general contractor's services and property management services or the lending of funds to the Partnership, provided that the terms and conditions thereof shall be competitive with the terms which reasonably could be obtained from non-affiliated persons supplying comparable goods or performing comparable services. Any Partner who shall lend money to the Partnership under the terms of this Section shall be considered an unrelated creditor with respect to such loan to the extent allowed by applicable law.

         8.9 Establishment of Reserves. The General Partner may establish and maintain reasonable reserves for working capital, as well as for debt repayment, and for other payments required in connection with the operation of the Partnership's business, and to provide for contingencies, and for such other purposes as it may determine.

         8.10 Bank Accounts. All funds of the Partnership shall be deposited in a separate bank account or accounts in such banking institutions as the General Partner shall determine and all withdrawals against such accounts shall be made by check, draft or other written order drawn by the General Partner or its properly delegated agents.

         8.11 Payment and Reimbursement of General Partner's Expenses. The Partnership shall pay, or reimburse the General Partner at its cost for all expenses incurred on behalf of the Partnership in connection with the business of the Partnership, including, but not limited to, fees paid to accountants, attorneys and other persons employed or retained in connection with the business of the Partnership and the cost of any goods or materials used by or for the Partnership but excluding general overhead costs (e.g. rent and utilities) with respect to offices of the General Partner or its Affiliates.

         8.12 Liability and Indemnification of the General Partner. Neither the General Partner, nor any Affiliate nor any shareholder, officer, director, partner or employee of the General Partner or any Affiliate shall be liable, responsible or accountable in damages or otherwise to any of the Limited Partners or to the Partnership for any act or omission performed or omitted by them in good faith, provided that they were not guilty of gross negligence or willful misconduct. Except for actions or omissions constituting gross negligence or willful misconduct, the Partnership shall and does hereby indemnify and save harmless the General Partner, each Affiliate and each shareholder, officer, director, partner and employee of the General Partner or any Affiliate, for any loss, liability, damage, or expense incurred by them on behalf of the Partnership or in furtherance of the Partnership's interests, including reasonable attorney's fees and expenses. Reasonable attorney's fees and expenses may be paid as incurred provided that the indemnified party executes a written undertaking to repay such amounts if the indemnified party is ultimately found not to be entitled to indemnification by the Partnership pursuant to this Section. The satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets and no Partner shall have any personal liability on account thereof.

                                    ARTICLE 9

                         Rights of the Limited Partners

         9.1 Limited Liability of Limited Partners. No Limited Partner shall be liable for any of the losses, debts or obligations of the Partnership, or be required to contribute any additional capital; provided, however, that a Limited Partner shall return any or all of that portion of its capital contribution which has been distributed to it to the extent required by the Act.

         9.2 Limitation Upon Limited Partners' Authority. No Limited Partner, as such, shall take part in the management of the business, transact any business for the Partnership, or have the power to sign for or to bind the Partnership to any agreement or document, such powers being vested solely and exclusively in the General Partner.

         9.3 No Right of Withdrawal. No Limited Partner shall be entitled to Voluntarily Withdraw from the Partnership.

         9.4 Admission of Successor or Additional General Partner. Each of the Limited Partners, by the execution of this Agreement, hereby consents to the admission as a General Partner of any person who becomes a General Partner by means of a transfer or assignment by the General Partner of all or a portion of its interest as General Partner made in compliance with the requirements of this Agreement, and the admission of such person shall, without any further consent or approval of the Limited Partners, be an act of all of the Limited Partners.

                                   ARTICLE 10

                      Transfer of Limited Partner Interests

         10.1 Limitations on Transfer of Limited Partner Interests. A Limited Partner may sell, assign or subject to a security interest or otherwise transfer, whether voluntarily or involuntarily or by operation of law, any or all of its interest in the Partnership only with the written consent of the General Partner, which may be granted or withheld in the sole and absolute discretion of the General Partner. Any transfer in violation of this Section 0 shall be void. The General Partner may require, among other things, that:

                  (a) Such Limited Partner and his purchaser, transferee or assignee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner, including an agreement of the purchaser, transferee or assignee to be bound by all the terms and conditions of this Agreement in the same manner as though such person were an original party hereto;

                  (b) Such Limited Partner furnish an opinion of recognized counsel (experienced in matters relating to securities laws) satisfactory in form and substance to the Partnership's counsel, that such sale, transfer or assignment will not violate any applicable federal or state securities laws or other applicable laws or cause a termination of the Partnership for federal income tax purposes;

                  (c) The purchaser, transferee or assignee represent in writing that it is acquiring the interest for its own account for investment and not with the view to the public distribution thereof and that it has the financial resources to make such an investment; and

                  (d) The transfer will not require the Partnership to register under Section 12 of the Securities Exchange Act of 1934.

The General Partner hereby consents to the transfer from time to time by a Limited Partner of all or any portion of its interest in the Partnership to the General Partner or any Affiliate of the General Partner pursuant to the terms of any buy-sell agreement between the General Partner and/or the Partnership and any Limited Partner, and no further consent of the General Partner shall be required for any such transfer.

         10.2 Pledges. In the event a transfer made in the manner described herein is in the nature of a pledge, encumbrance or other transfer to secure any indebtedness or other obligation, and all of the provisions of this Article 0 shall have been complied with prior to such pledge, encumbrance or transfer, the transferee shall be free to assume full and complete ownership of the transferred interest and to become a Substituted Limited Partner in the manner and upon the occurrence of such events as may be specified in the documents effecting such transfer, but any further transfer shall be made only on the same terms and conditions herein specified.

         10.3 Admission of Substituted Limited Partners. Any transferee of the interest of a Limited Partner shall become a Substituted Limited Partner in place of its transferor if the written instruments of transfer submitted to the General Partner pursuant Section 0 set forth the intention of the transferor that the transferee become a Substituted Limited Partner and the General Partner gives its consent as provided in Section 0. Each Partner by its execution of this Agreement does hereby consent to such substitution when all of the conditions set forth in this Article 0 are satisfied and when the Agreement or the Partnership's books and records have been amended to reflect the admission of the Substituted Limited Partner. A transferee of the interest of a Limited Partner who has become a Substituted Limited Partner has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities of a Limited Partner under this Agreement and the Act. A transferee who becomes a Substituted Limited Partner also is liable for the obligations of its transferor to make contributions and return distributions as provided in this Agreement and the Act.

         10.4 Unit Holders Who Are Not Limited Partners. A person who is the holder of one or more Units but who has not been admitted as a Substituted Limited Partner as provided in Section 0 shall be entitled only (a) to allocations of Net Profits and Net Losses as provided in Article 0, (b) to distributions as provided in Article 0, (c) to distributions upon liquidation of the Partnership as provided in Article 0, and (d) to transfer his Units as provided in this Article 0.

         10.5 Death, Incompetency or Dissolution of a Limited Partner. Upon the death or legal incompetency of a Limited Partner, his personal representative shall have such rights as the decedent or incompetent possessed to transfer his Units as provided in this Article 0, and such power as the decedent or incompetent possessed to designate his transferee as a Substituted Limited Partner, as provided in Section 0. Upon the bankruptcy, insolvency, dissolution or other cessation to exist as a legal entity of a Limited Partner not an individual, the authorized representative of such entity shall have all the rights as such entity possessed to transfer its Units as provided in this
Article 0 and to designate its transferee as a Substituted Limited Partner, as provided in Section 0.

         10.6 Right to Vote of Assignor Limited Partner. In the event a vote of the Limited Partners shall be taken pursuant to any provision of this Agreement or of the Act, a Limited Partner, solely for the purpose of determining the number of votes to be cast by him, shall be deemed to be the holder of any Units transferred by him the transferee of which has not become a Substituted Limited Partner.

                                   ARTICLE 11

                               Records and Reports

         11.1 Books and Records of the Partnership. The General Partner shall cause the Partnership to keep records and books of account in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered in records and books of account maintained by persons engaged in business of a like character. Subject to the right of the General Partner to elect otherwise at any time, the Partnership shall report its income for federal income tax purposes on the accrual basis and the Partnership's books of account shall be kept on the accrual basis in accordance with the accounting methods followed by the Partnership for federal income tax purposes. The Partnership shall maintain at its registered office the books and records required to be maintained by the Act, which shall be subject to inspection and copying during ordinary business hours at the reasonable request, and at the expense, of any Partner.

         11.2 Financial and Other Reports. The General Partner shall use best efforts to furnish to the Limited Partners (a) within 75 days after the end of each fiscal year, such tax information as shall be necessary for the preparation by them of their federal and state income tax returns, and (b) within 45 days after the end of each fiscal quarter, quarterly financial statements and within 90 days after the end of each fiscal year, an annual report of the Partnership, containing financial statements prepared on the basis of accounting then used by the Partnership.

                                   ARTICLE 12

                                   Amendments

         12.1 Procedure for Amendments. The General Partner may submit to the Partners the text of any proposed amendment to this Agreement and a statement of the purpose of any such amendment. Any such amendment shall be adopted if, within 90 days after the mailing of such amendment to all Partners, the General Partner shall have approved such amendment and shall have received written approval thereof from a Majority in Interest of the Limited Partners. A written approval may not be withdrawn or voided once it is filed with the General
Partner. A Partner filing a written objection may thereafter file a valid written approval. The date of adoption of an amendment pursuant to this Article 0 shall be the date on which the General Partner shall have received the requisite written approvals. Any proposed amendment which is not adopted may be resubmitted. In the event any proposed amendment is not adopted, any written approval received with respect thereto shall be void and shall not be effective with respect to any resubmission of the proposed amendment.

         12.2 Amendments by the General Partner. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partner, without the further consent of any of the Limited Partners:

                  (a) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners;

                  (b) to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

                  (c) to delete or add any provision of this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or other federal agency or by a state "blue sky" commissioner or similar such official, which addition or deletion is deemed by such commission, agency or official to be for the benefit or protection of the Limited Partners;

                  (d) to delete or add any provision of this Agreement required to be so deleted or added by the staff of the Internal Revenue Service in order to permit the Partnership to obtain a ruling from the Internal Revenue Service that it will be treated as a partnership for federal income tax purposes;

                  (e) to add to or change the name of the Partnership if such addition or change is necessary to protect the limited liability of the Limited Partners or to comply with applicable federal or state law or the rules or regulations of any governmental agency;

                  (f) to delete or add any provision to this Agreement if such change is necessary to comply with the Act as in effect from time to time; or

                  (g) to effect changes of a ministerial nature which do not materially and adversely affect the rights of the Limited Partners, including the admission of Substituted Limited Partners in compliance with the provisions of this Agreement;

provided, however, that no amendment may be adopted pursuant to this Section 0 unless the adoption thereof (i) is for the benefit of or not adverse to the interests of the Limited Partners; (ii) is consistent with Section 0 of this Agreement; (iii) does not affect distributions or the allocation of Net Profits and Net Losses among the Limited Partners or between the Limited Partners and the General Partner; and (iv) does not affect the limited liability of the Limited Partners or adversely affect the status of the Partnership as a partnership for federal income tax purposes.

         12.3 Amendments Requiring Consent of Certain Partners. Notwithstanding the foregoing provisions of this Article 0, no amendment, without the prior written approval of all Partners to be adversely affected by the amendment, may
(a) enlarge the obligations of any Partner under this Agreement, (b) enlarge the liability of the General Partner to the Limited Partners, (c) amend this Article 0, (d) alter the interest of a Partner in distributions or in allocations of Net Profits and Net Losses; or (e) alter the Partnership in such manner as will result in the Partnership no longer being classified as a partnership for federal income tax purposes.

                                   ARTICLE 13

                           Termination and Dissolution

         13.1 Termination and Dissolution of the Partnership. The Partnership shall be terminated and dissolved on December 31, 2050; provided, however, that the Partnership shall be terminated upon the earlier occurrence of any of the following events:

                  (a) The Withdrawal of the General Partner unless (x) at the time of such event there is at least one remaining General Partner and that General Partner elects to continue the business of the Partnership or (y) if no other General Partner exists, all remaining Partners agree in writing, within 90 days of such Withdrawal, to continue the business of the Partnership and to the appointment of one or more additional General Partners, and within 30 days after the date of such agreement, an amendment to the Partnership's Certificate of Limited Partnership is filed with the Georgia Department of State reflecting such agreement;

                  (b) The written consent of the General Partner and a Majority in Interest of the Limited Partners to the termination and dissolution of the Partnership;

                  (c) The sale or other disposition of all Partnership properties and investments (including any mortgages or other purchase money security interests received in connection with any such sale or other disposition), and the liquidation of the proceeds thereof; or

                  (d) The entry of a decree of judicial dissolution pursuant to the Act.

         13.2 Change of Limited Partners. The Partnership shall not be terminated or dissolved by the transfer by a Limited Partner of all or any portion of its interest in the Partnership, or by the admission of a Substituted Limited Partner.

         13.3 Procedure Upon Termination. In the event the Partnership is terminated, the General Partner, or the person required by law to wind up the Partnership's affairs, shall wind up the Partnership's affairs, and shall liquidate all of the Partnership's assets as promptly as is consistent with obtaining, insofar as possible, the fair market value thereof. After all liabilities of the Partnership, including for this purpose liabilities to Partners who are creditors (other than liabilities for any amounts distributable to Partners pursuant to Article 0), and all costs of dissolution have been paid or provided for and subject to the right of the General Partner to set up such cash reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations, the remaining proceeds of the liquidation shall be distributed to the Partners pro rata in accordance with the distribution provisions contained in Section Error! Reference source not found. hereof. No Limited Partner shall have the right to demand or receive property other than cash upon dissolution and termination of the Partnership.

         13.4 Return of Capital Investment. Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and the return of its capital contributions thereto and share of Net Profits or Net Losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any other Limited Partner.

         13.5 Waiver of Action for Dissolution. Each of the Limited Partners hereby irrevocably waives any right that such Limited Partner may have to cause the termination and dissolution of the Partnership, by court decree or otherwise, except as set forth in Section 0.

         13.6 Waiver of Action for Partition. Each of the Partners irrevocably waives, during the term of the Partnership and during the period of its liquidation following any dissolution, any right that such Partner may have to maintain any action for partition with respect to any of the assets of the Partnership.

                                   ARTICLE 14

                         Appointment of Attorney-in-Fact

         Each Limited Partner and each Substituted Limited Partner, by execution hereof, irrevocably constitutes and appoints the General Partner of the Partnership, with full power of substitution, his true and lawful attorney-in-fact, in his name, place and stead to consent and agree to, make, execute, sign, acknowledge, swear to, deliver, record and file, on behalf of him and on behalf of the Partnership, the following:

                  (a) any instrument which may be required to be filed by the Partnership under appropriate state law or by any governmental agency or which the General Partner deems in the best interests of the Partnership to file;

                  (b) any documents which may be required to form, qualify or continue the Partnership, or which may be necessary to reflect the admission of additional or Substituted Limited Partners, any change in the amount of capital contributions of the Partners, or the dissolution and termination of the Partnership, or which the General Partner deems in the best interests of the Partnership to file;

                  (c)  any and all amendments to this Agreement adopted pursuant to Section 0; and

                  (d) any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with their terms.

The foregoing grant of authority:

                (i) is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of any person hereby giving such power;

           (ii) may be exercised by a facsimile signature of the person hereby giving the power or by listing the name of such person along with the names of all other persons for whom such attorney is so acting, and executing this Agreement or such other certificates, instruments and documents with the single signature of the General Partner as such attorney-in-fact acting for all the persons whose names are so listed;

                           (iii) shall  survive the delivery of an assignment by
a Limited Partner of the whole
or any portion of its Units; and

       (iv) shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

                                   ARTICLE 15

                                  Miscellaneous

         15.1 Notices. Any notice or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given for all purposes if:

    (a) it is delivered personally to the party or to an officer of the party to whom the same is directed;

                  (b) it is delivered by registered or certified mail, return receipt requested, addressed (i) if to the General Partner, to its address set forth in Schedule 0 or to such other address as the General Partner may from time to time specify by written notice to the Partners, and (ii) if to a Limited Partner, to his address set forth on Schedule 0 of this Agreement or to such other address as such Limited Partner may from time to time specify by written notice to the General Partner; or

                  (c) it is  delivered by  telecopier,  addressed as provided in
Section 0, with a duplicate copy sent by first class mail, postage prepaid.

         15.2 Own Advisors. Each Limited Partner represents and warrants that it has relied on its own advisors for advice in connection with structuring the transactions contemplated by this Agreement in order to qualify as a nontaxable transaction under Section 721 of the Code and is not relying on the General Partner, Regency or their accountants, attorneys or other advisors with regard to such qualification.

         15.3 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever required by the context, the singular number shall include the plural and the masculine gender shall include the feminine and neuter and vice versa.

         15.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

         15.5 Governing Law. This Agreement and the rights of the Partners shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. The Act, as in effect from time to time, shall govern and supersede any provision of this Agreement which would otherwise be in violation of the Act.

         15.6 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         15.7 Parties in Interest. Except as otherwise provided herein, each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

         15.8 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

         IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed and sworn to as of the date first written above.

                                                 GENERAL PARTNER

                                                 RRC GA ONE, INC.


                                                 By:
                                                    Its:


                                                 INITIAL LIMITED PARTNER

                                                 PARKWAY STATION, LTD.


                                                 By:
                                                    Its:


JAXC18\DOCS\SOFT\3306.8
5/13/99|4:04PM|LYK:kjr
1
shapeType1fFlipH0fFlipV0lTxid327680dxTextLeft0dyTextTop0dxTextRight0dyTextBotto
0fFilled0lineWidth0fLine0fShadow0fBehindDocument1
                                   SCHEDULE A

                                   Partners of
                   RRC Operating Partnership of Georgia, L.P.


                                 General Partner

                                     Capital                        Percentage
        Name and Address          Contribution        No. of Units    Interest
RRC GA One, Inc.                $100,000.00 Cash        5,491          16%
Lenox Tower, Suite 1629
3400 Peachtree Road, N.E.
Atlanta, GA  30326



                                Limited Partners





Name and Address        Capital Contribution            Contribution       Units
 ----------------         --------------------           ------------      -----
Parkway Station, Ltd.       The Property more             $169,851.55      9,327
1405 North Harris Ridge     particularly described in
Atlanta, GA 30327           Schedule A-1, subject to
                            existing mortgage debt to
                            Metropolitan Life Insurance
                            Company in the principal
                            amount of $4,366,233.63
                            Earn-Out(1)                 $355,480.00(1) 19,521(1)
                                                        -----------      ------



             Fair
            Market
           Value of
           Capital        No. of  Percentage
           Interest
           --------



         28,848              84%


(1)  Effective as of July 1, 1996.

                                  SCHEDULE A-1

              Legal Description for Parkway Station Shopping Center

                                  SCHEDULE A-2

                                 Earn Out Amount


         The number of Units will be increased, and the Initial Limited Partner's capital account will be increased from time to time but no later than nine (9) months after the date of contribution of the Property by the Initial Limited Partner to the Partnership, by an aggregate amount for all such increases equal to the quotient arrived at by dividing the Earn-Out Amount, as defined below, by 18.21. The aggregate Earn-Out Amount shall be the lesser of
(i) $355,480 or (ii) the sum of the first year annual base rent for the initial terms of leases for Qualified Tenants (as defined herein), capitalized at the rate of 10%. The Units and the Initial Limited Partner's capital account will be increased based on the applicable portion of the Earn-Out Amount, divided by 18.21, each time a new tenant qualifies as a Qualified Tenant (each such date is referred to as an "Adjustment Date"). The term "Qualified Tenant" means any tenant, which is not Initial Limited Partner or an Affiliate of Initial Limited Partner provided such tenant:

         (a)      is procured by Initial Limited Partner;

         (b) has accepted the premises, is open for business and begins paying rent in one or more of spaces B3, B4, D3, B14 or B15 within the center prior to the applicable Adjustment Date (limited to one Qualified Tenant for any such space during the nine-month period);

         (c) is not in default under any term of its lease on the applicable Adjustment Date;

         (d) is creditworthy, and provides adequate security, in the reasonable opinion of General Partner and in accordance with customary industry standards;

         (e)      pays rent at market rates for  comparable  space in the center
                  with  market   concessions   and  market  tenant   improvement
                  allowances;

         (f) executes the standard form lease used by the Initial Limited Partner for the Property for an initial lease term of three
                  (3) years or  longer,  a form of which is  attached  hereto as
                  Exhibit 1 (unless another form or term is approved in writing by General Partner), which shall be modified where appropriate so it does not conflict with Kroger's expansion rights under its existing lease;

         (g)      is not a tenant under a master lease;

         (h) does not violate any law or use covenants contained in any other leases in the center;

         (i)      does not duplicate any existing use within the center; and

         (j) has not received nor expects to receive any financial benefit of any nature from the Initial Limited Partner, any Affiliate of Initial Limited Partner or any shareholder or partner of any Affiliate of Initial Limited Partner other than market concessions and allowances.

         All free rent, rent concessions, buildout expenses, leasing commissions and other tenant occupancy expenses payable by the Partnership as landlord shall be paid by the Initial Limited Partner (collectively, the "Tenant Concessions"). Initial Limited Partner will grant a security interest in the Units delivered on each Adjustment Date to secure Initial Limited Partner's obligation to pay the Tenant Concessions. It shall be a condition to the issuance of the Units at each Adjustment Date that the Initial Limited Partner furnish the General Partner with lien waivers for all tenant improvements for the new lease for the Qualified Tenant.

                                    EXHIBIT 1

                     Initial Limited Partner's Form of Lease

                                    EXHIBIT 0

                                Form of Guaranty